EXHIBIT E

EXECUTION

WAIVER LETTER NO. 1

Dated as of June 23, 2009

To Prides Capital Fund I, L.P., LLC

as purchaser (the “Purchaser”)

under the Note and Warrant Purchase

Agreements referred to below

Ladies and Gentlemen:

We refer to the following agreements: (i) the Note and Warrant Purchase Agreement dated as of August 31, 2007 between eDiets.com, Inc. (the “ Company ”) and the Purchaser (the “ August 2007 Note and Warrant Purchase Agreement ”); (ii) the Note and Warrant Purchase Agreement dated as of May 30, 2008 between the Company and the Purchaser (the “ May 2008 Note and Warrant Purchase Agreement ” and together with the August 2007 Note and Warrant Purchase Agreement, the “ Note and Warrant Purchase Agreements ”); and (iii) the Senior Secured Note dated as of November 13, 2008 (the “ Note ”) in the original principal amount of $2,550,000 issued by the Company to the Purchaser (the Note and Warrant Purchase Agreements and the Note being referred to collectively herein as the “ Purchase Documents ”). Capitalized terms not otherwise defined in this Waiver Letter No. 1 have the same meanings as specified in the May 2008 Note and Warrant Purchase Agreement.

Section 4 of the Note and Warrant Purchase Agreements provide in part that, except as otherwise consented to or waived by the Majority Holders, the Company will not (and will not permit any of its Subsidiaries to), for so long as any amount due under any Note is outstanding:

4.2 Enter into any transaction with any person or entity that is affiliated with, controls or is controlled by, the Company, except for transactions in the ordinary course of business and on terms not less favorable to the Company than it would obtain in a transaction between unrelated parties.

Section 1.3 of the Note provides as follows:

1.3 Mandatory Prepayment. Not later than 15 days after the closing of any public or private sale by the Company of its equity except for Exempt Sales (as defined below), the Company shall prepay 100% of the outstanding Notes plus any accrued and unpaid interest to the date of such prepayment, provided , however, that (i) if any such prepayment is made on or before June 30, 2009, such prepayment shall include a prepayment premium of 5% of the prepaid amount, and (ii) if any such prepayment is made after June 30, 2009 and on or before June 30, 2010, such prepayment shall include a prepayment premium of 3% of the prepaid amount, and provided , further , that any such prepayment made pursuant to subclause (i) or (ii) of this Section 1.3 shall include accrued interest on the amount so prepaid. For the purposes of this Section 1.3, “Exempt Sales” shall mean the issuance of shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) issued or to be issued after the date hereof (i) to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase, stock option or employee benefit plans or other arrangements that are approved by the board of directors of the Company; (ii) upon conversion of any options, warrants or other rights to acquire shares of Common Stock that are outstanding on the day immediately preceding the date hereof, provided, however, that the terms of such options, warrants or rights are not amended, modified or changed on or after the date hereof; or (iii) in connection with shares of Common Stock issued as consideration for the acquisition of another company or business in which the shareholders of the Company do not have a majority ownership interest, which acquisition has been approved by the board of directors of the Company and provided that after giving effect to such acquisition the Company is the surviving entity.

The Company, the Purchaser and certain directors of the Company intend to enter into the transactions described in Exhibit A attached to this Waiver Letter No 1, or transactions substantially similar thereto (collectively, the “ Transaction ”). In order to carry out the Transaction, the Company hereby requests that the Purchaser waive the application of Section 4.2 of the Note and Warrant Purchase Agreements and Section 1.3 of the Note only in respect of the Transactions.

The Purchase Documents, except to the extent of the waiver specifically provided for herein, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. This Waiver Letter No. 1 shall be effective to implement the waiver described herein. The execution, delivery and effectiveness of this Waiver Letter No. 1 shall not, except as expressly provided herein, operate as a waiver or amendment of any right, power or remedy of the Purchaser under the Purchase Documents, nor constitute a waiver or amendment of any other provision of the Purchase Documents.

To acknowledge your waiver of the above-described provisions of the Purchase Documents in connection with the Transaction, please countersign this letter in the space provided below and return a counterpart of this Letter Amendment No. 1 to Andrew Kingston, General Counsel, eDiets.com, Inc., 1000 Corporate Drive, Suite 600, Fort Lauderdale FL 33334, fax: (954) 333-3715, email: akingston@ediets.com.

This Waiver Letter No. 1 may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Waiver Letter No. 1 by facsimile or electronic copy (“pdf”) shall be effective as delivery of a manually executed counterpart of this Waiver Letter No. 1. After execution by both the Purchaser and the Company, this Waiver Letter No. 1 shall become effective as of the date first above written.

This Waiver Letter No. 1 shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Very truly yours,

eDIETS.COM, INC.

By	/s/ Thomas Hoyer
Name:	Thomas Hoyer
Title:	Chief Financial Officer

Agreed as of the date first above written:

PRIDES CAPITAL FUND I, L.P., as Purchaser and as Majority Holder

By:	Prides Capital Partners, LLC, its General Partner

By	/s/ Stephen Cootey
Name: Stephen Cootey
Title: Authorized Representative

Signature Page to eDiets Letter Amendment No. 1

Exhibit A

The Transaction

MEMORANDUM OF TERMS FOR THE PRIVATE PLACEMENT OF

COMMON STOCK OF EDIETS.COM, INC.

June     , 2009

THIS MEMORANDUM OF TERMS (“TERM SHEET”) SUMMARIZES THE PRINCIPAL TERMS OF THE PROPOSED FINANCING OF EDIETS.COM, INC. (THE “COMPANY”). THIS TERM SHEET IS FOR DISCUSSION PURPOSES ONLY; THERE IS NO OBLIGATION ON THE PART OF ANY NEGOTIATING PARTY UNTIL DEFINITIVE DOCUMENTATION IS SIGNED BY ALL PARTIES, EXCEPT AS PROVIDED UNDER CONFIDENTIALITY BELOW .

THIS TERM SHEET MAY BE EXECUTED IN COUNTERPARTS (WHETHER BY ORIGINAL SIGNATURE OR FACSIMILE COPY THEREOF), EACH OF WHICH SHALL BE DEEMED TO CONSTITUTE AN ORIGINAL BUT ALL OF WHICH, WHEN TAKEN TOGETHER, SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT. THIS TERM SHEET MAY BE AMENDED OR MODIFIED ONLY BY WRITTEN INSTRUMENT EXECUTED BY THE INVESTORS (AS DEFINED BELOW) AND THE COMPANY. THIS TERM SHEET IS GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

Amount to be Raised:	Target $500,000 (the “Private Placement Amount”).
Type of Security:	Common Stock, par value $0.001 per share (the “Shares”).
Per Share Purchase Price:	$1.00 per Share (the “Purchase Price”).

Number of Shares:	500,000 Shares.

Investors (the “Investors”):	Investment	Shares
Kevin Richardson	$300,000.00	300,000
Kevin McGrath	$100,000.00	100,000
Lee Isgur	$100,000.00	100,000
Total:	$500,000	500,000

Closing Date:	The parties will use reasonable efforts to close the sale of the Shares (the “Closing”) as soon as possible.
Restricted Securities:

Registration of the issuance of the Shares to the Investors will not be required under the Securities Act of 1933, as amended, (the “Act”) based on the exemption from such registration which is provided under Section 4(2) of the Act. Accordingly, the Shares shall constitute “restricted securities” as defined in Rule 144 promulgated pursuant to the Act. The Company will be obligated to register the Shares for resale pursuant to a registration statement. The Shares will be issued in certificated form with appropriate legends. Upon satisfaction of the six-month holding period and all other resale requirements under Rule 144, the Investors may deliver certificates representing the Shares to the Company, which, subject to the Act and regulations promulgated thereunder, will take all steps necessary to deliver the Shares to one or more brokers designated by the Investors in qualified or registered form for trading on any market on which the Company’s stock is then traded.

Subscription Agreements:

The sale of the Shares will be made pursuant to subscription agreements reasonably acceptable to the Company and the Investors, which agreements will contain, among other things, appropriate representations and warranties of the Company and the Investors, covenants of the Company reflecting the provisions set forth in this Term Sheet and appropriate conditions to Closing.

Repricing of Existing Warrants:

At Closing, the Company and Prides Capital Fund I, L.P. (“Prides”) will enter into an agreement (the “Repricing Agreement”) to amend the following warrants issued by the Company to Prides (the “Existing Warrants”):

Issue Date	Shares	Original Per Share Exercise Price
May 15, 2006	1,009,901	$6.00
August 1, 2006	178,218	$6.00
August 31, 2007	1,000,000	$5.00
May 30, 2008	500,000	$4.25

Among other things, the Repricing Agreement will (i) amend the per share exercise price of the Existing Warrants to equal the Purchase Price, (ii) provide that Prides will use diligent efforts to exercise a portion of the Existing Warrants following Closing until the total price paid by Prides for all shares acquired through the exercise of a portion of the Existing Warrants equals $2,500,000, (iii) provide that, upon such exercise, the Company promptly pay all due and outstanding payables owed to Prides and (iv) be otherwise satisfactory to the Company and Prides.

Investor Warrants:

At Closing, the Company will issue ten-year warrants to each Investor to purchase nine shares of the Company’s common stock for every 20 Shares purchased by such Investor at Closing. The exercise price of the warrants will be $1.20 per share of common stock.

Prides Warrants:

Upon each exercise of the Existing Warrants, the Company will issue a ten-year warrant to Prides to purchase nine shares of the Company’s common stock for every 20 shares purchased as a result of such exercise. The exercise price of the warrants will be $1.20 per share of common stock.

Confidentiality:

Except as may be required by applicable law, the Company and the Investors will not disclose the existence or the terms of this Term Sheet to any person other than to their respective employees, directors, accountants or attorneys on a need to know basis.

Closing Conditions:

The Closing will be conditioned upon: (a) execution by the Company and the Investors of a subscription agreement and related documentation reasonably satisfactory to the Company and the Investors, (b) execution by the Company and Prides of the Repricing Agreement in form and substance reasonably satisfactory to the Company and Prides, (c) compliance by the Company with applicable securities laws, (d) the transactions contemplated by this Term Sheet shall have been expressly approved by a special committee of the Board of Directors comprising independent directors and (e) such other conditions as are customary for transactions of this type.

Expenses:	Each party will pay its own fees and expenses in connection with the transactions contemplated by this Term Sheet.